Execution Version

THIRD ADDENDUM TO DISTRIBUTION AGREEMENT
BETWEEN
ROCKHARD LABORATORIES, LLC AND FORGIVEN BOTTLING GROUP, INC.

This Addendum ("Addendum") to the Distribution Agreement (the "Agreement") dated May 15, 2012 by and between Forgiven Bottling Group, Inc. and RockHard Laboratories, LLC is effective as of the _15th__ day of __May_, 2012.

This Addendum shall serve to alter some of the terms and conditions, or create additional obligations, contained in the Agreement. To the extent that the provisions of this Addendum shall conflict with provisions of the Agreement, the provisions of this Addendum shall control. All other terms and conditions not specifically mentioned herein shall remain the same.

In consideration of the mutual covenants between the parties, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. **Schedule B: The Territory.** Schedule B of the Agreement shall be amended to reflect that the Territory covered by the Agreement shall be "All food, drug and mass market retailers and convenience stores in the U.S.A., Canada, China, Japan, Singapore, Hong Kong, Thailand and South Korea with the sole exception of Nevada Beverage operating out of the State of Nevada."

IN WITNESS of their intentions to be bound by the terms stated herein, the parties have caused this Addendum to be executed by duly authorized officers or directors hereof effective on the date set forth herein.

RockHard Laboratories, LLC

By:______________________
Name:____________________
Title:____________________

Forgiven Bottling Group, Inc.

By: [signature]
Name: Charles O'Daley
Title: CEO